UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 4, 2007
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Blast Energy Services, Inc.
(Exact name of registrant as specified in its charter)
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California (State or Other Jurisdiction of Incorporation)
333-64122 (Commission File Number)	22-3755993 (I.R.S. Employer Identification No.)
14550 Torrey Chase Boulevard, Suite 330 Houston, Texas (Address of Principal Executive Offices)	77014-1022 (Zip Code)

(281) 453-2888
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁪ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁪ Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 250.14a-12)

⁪ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 250.14d-2(b))

⁪ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 250.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On or about May 4, 2007, Blast Energy Services, Inc. and Eagle Domestic Drilling Operations LLC (“EDDO”), our wholly owned subsidiary (collectively “we,” “us,” and the “Company”) entered into a settlement agreement with Second Bridge LLC (“Second Bridge”), Thornton Oilfield Holdings LLC and various other entities affiliated with Rodney D. Thornton (the “Thornton Entities”), Laurus Master Fund, Ltd. (“Laurus”), and the Unsecured Creditors Committee (collectively the “Parties”) and overall (the “Settlement”).

On January 19, 2007, we filed voluntary petitions with the US Bankruptcy Court of the Southern District of Texas - Houston Division, under Chapter 11 of Title 11 of the US Code, as previously reported in our Form 8-K filings.

In connection with our Bankruptcy proceedings, we previously filed an adversary proceeding against Second Bridge seeking to invalidate the personal property lien asserted by Second Bridge, to recover preferences and fraudulent transfers and to avoid a consulting services agreement as a fraudulent conveyance. Second Bridge subsequently filed a second suit in the form of an adversary proceeding against us, essentially alleging the same claims asserted in Cleveland County, Oklahoma State Court.

Additionally, we previously reached an agreement with Laurus on the terms of an asset purchase agreement intended to offset the full amount of the $40.6 million senior note, accrued interest and default penalties owed to Laurus. Under the terms of this agreement, five land drilling rigs and associated spare parts owned by Eagle will be transferred to Laurus in settlement of Laurus’ note, accrued interest and default penalties on the note. We previously received objections by the Thornton Entities to the sale. One of the Thornton Entities, Thornton Business Security Trust, is a significant shareholder of the Company.

The Settlement provides that the sale of Eagle’s assets to Laurus is approved and objections withdrawn. Further, the Thornton Entities shall dismiss all of their lawsuits against us. The Settlement also provides that Laurus would pay Second Bridge $1.8 million, that we would purchase 900,000 shares of our common stock, currently held by Second Bridge for $900; and that we agreed to pay Laurus $2.1 million as a reimbursement, which payment is secured by all of our assets which Laurus had security interests in at the time we entered bankruptcy, which amount we will carry as a note payable on our balance sheet until paid (the “$2.1 Million Note”). The Settlement provides that full mutual releases of all claims are given among the Company, the Thornton Entities and Laurus, except with respect to the $2.1 Million Note.

It is anticipated that any funds we receive as a result of the sale of any of our assets, accounts receivable collection or favorable judgments we may receive (other than those excluded below) will be split 35%/65%, between Laurus and us, respectively, until such $2.1 Million Note is repaid in full, provided however that Laurus shall have no claim on any insurance refunds received by us and that with respect to the proceeds from our Saddle Creek Energy Development litigation (described in greater detail in our most recent 10-KSB filing), we would receive 65% of any such proceeds and Laurus would receive 35% of any such proceeds.

The remaining shares held by the Thornton Entities will take no action to call or support a special shareholder meeting of the Blast shareholders nor will they vote their shares prior to the effective date of the Houston Debtors plan of reorganization; provided, however, that any of them will be entitled to vote their shares on a matter requiring shareholder vote called by a third party shareholder, except with respect to removal of the members of the board of directors or corporate officers as to which they will not be entitled to vote.

The Settlement was heard by the Bankruptcy court on May 11, 2007, and was approved by the court at that time.

Item 9.01 Financial Statements and Exhibits.
Exhibit Number  Description
10.1*   Settlement Agreement

* Attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLAST ENERGY SERVICES, INC. (Registrant)
Dated: May 14, 2007	By:	/s/ John O’Keefe
John O’Keefe
Chief Executive Officer